Exhibit (J)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-224371 on Form N-1A of our report dated November 21, 2024, relating to the financial statements and financial highlights of BlackRock Mortgage- Backed Securities Fund (formerly known as BlackRock GNMA Portfolio) of BlackRock Funds V (the “Fund”), appearing in Form N-CSR of the Fund for the year ended September 30, 2024, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 23, 2025